EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No.333-181559) on Form S-8 of our report dated February 21, 2013, except for Note 18 (c), as to which the date is March 19, 2013, relating to the consolidated financial statements of Vipshop Holdings Limited as of December 31, 2011 and 2012, and for each of the three years in the period ended December 31, 2012 and the related financial statement schedule, appearing in the Annual Report on Form 20-F of Vipshop Holdings Limited for the year ended December 31, 2012.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong
April 10, 2013